                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement            [_] Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

                          SUSQUEHANNA BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [_] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                          SUSQUEHANNA BANCSHARES, INC.



                                 April 24, 2000


TO OUR SHAREHOLDERS:

     On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 26, 2000. At the meeting, you will be asked to elect five members to the Board of Directors' Class of 2003 for the coming three years. We will also report on Susquehanna's 1999 business results and other matters of interest to shareholders.

     Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy voting card and the 1999 Annual Report.

     I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to complete, sign and date the enclosed proxy voting card and return it in the postage-paid envelope we have provided.

     I look forward to seeing you at the meeting.

                                              Sincerely,

                                              /s/ Robert S. Bolinger

                                              Robert S. Bolinger
                                              Chairman of the Board and
                                              Chief Executive Officer

                          SUSQUEHANNA BANCSHARES, INC.
                      26 NORTH CEDAR STREET, P.O. BOX 1000
                              LITITZ, PA 17543-7000



                                 April 24, 2000

                            NOTICE OF ANNUAL MEETING


     On Friday, May 26, 2000, Susquehanna Bancshares, Inc. will hold its 2000 Annual Meeting of Shareholders at the Quality Inn & Suites, 2363 Oregon Pike, Lancaster, Pennsylvania. The meeting will begin at 10:00 a.m. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

     Only shareholders of record at the close of business on April 11, 2000 can vote at this meeting or any adjournments that may take place. At the meeting we will:

          1. Elect five members to the Board of Directors' Class of 2003 for the coming three years; and

          2.   Attend to other business properly presented at the meeting.


     Your Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement.

     At the meeting we will also report on Susquehanna's 1999 business results and other matters of interest to shareholders.

     A copy of Susquehanna's 1999 Annual Report is also enclosed. The approximate date of mailing of this Proxy Statement and proxy voting card is April 24, 2000.


                                        By Order of the Board of Directors,

                                        /s/ Lisa M. Cavage

                                        Lisa M. Cavage
                                        Secretary

Lititz, Pennsylvania
April 24, 2000

                          SUSQUEHANNA BANCSHARES, INC.
                      26 NORTH CEDAR STREET, P.O. BOX 1000
                              LITITZ, PA 17543-7000

                                 PROXY STATEMENT

                                 April 24, 2000


                                  INTRODUCTION

General

     On Friday, May 26, 2000, Susquehanna Bancshares, Inc. will hold its 2000 Annual Meeting of Shareholders at the Quality Inn & Suites, 2363 Oregon Pike, Lancaster, Pennsylvania. The meeting will begin at 10:00 a.m. At the meeting, you will be asked to elect five members to the Board of Directors' Class of 2003 for the coming three years and to attend to any other business properly presented at the meeting. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

     This Proxy Statement was prepared under the direction of Susquehanna's Board of Directors to solicit your proxy for use at the Annual Meeting. The approximate date of mailing for this Proxy Statement and proxy voting card is April 24, 2000.

Record Date for, and Voting at, the Annual Meeting

     Only shareholders of record of Susquehanna common stock at the close of business on Tuesday, April 11, 2000, may vote at the Annual Meeting. As of April 11, 2000, 39,268,003 shares of Susquehanna common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

     A majority of the issued and outstanding shares of common stock is required to constitute a quorum at the Annual Meeting. They may be present at the meeting or represented by proxy. The Bank of New York, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

     At the Annual Meeting, each share of Susquehanna common stock is entitled to one vote in the election of the five directors to the Class of 2003. You will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. The five nominees receiving the highest number of votes will be elected to the Board of Directors' Class of 2003.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. The brokers' failure to vote shares will have no effect in the outcome of the election of directors if a quorum is present because the five nominees receiving the highest number of votes will be elected.

     As to all other matters properly brought before the meeting, the vote of the holders of a majority of the Susquehanna common stock present in person or represented by proxy will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna's Articles or Bylaws, a different vote is required. Generally, abstentions on these matters will have the same effect as a negative vote because under Susquehanna's Bylaws, these matters require the affirmative vote of the holders of a majority of Susquehanna common stock present in person or represented by proxy at the Annual Meeting. Broker non-votes will have no effect because such shares will not be considered present and entitled to vote on such matters.

     Your Board of Directors unanimously recommends that you vote "FOR" the election of the five director nominees to the Class of 2003.

Proxies for the Annual Meeting

     All shares represented by valid proxies will be voted in the manner specified in the proxies.

     Your proxy, unless you otherwise specify in the proxy, will be voted FOR the election of the persons nominated for directors by Susquehanna's Board of Directors. Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction.

     Your Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments of the meeting, the persons named in the proxy will have the discretion to vote or act on such matters according to their best judgment.

     If you are a participant in the BuyDIRECTsm Open Availability and Dividend Reinvestment Plan for Susquehanna common stock, shares held in your account in the plan will be voted in accordance with your instructions on your proxy voting card. The plan's administrator, as the shareholder of record, will vote only plan shares for which it has received directions to vote from plan participants.

     If you are an employee participant in Susquehanna's Employee Stock Purchase Plan, shares held in your account in the plan will be voted in accordance with your instructions on your proxy voting card. The plan's custodian, as the shareholder of record, will vote only plan shares for which it has received directions to vote from plan participants.

     You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

     . submitting written notice of revocation of your proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting;

     . submitting a later dated proxy received by the Secretary of Susquehanna; or

     . appearing at the Annual Meeting and requesting a revocation of the proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

     Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. These persons will not receive any additional compensation for these services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy voting card and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. Susquehanna will bear the costs of all such solicitations.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES
                           AND HOLDINGS OF MANAGEMENT

     To the knowledge of Susquehanna's management, no person owns beneficially more than 5% of Susquehanna's common stock.

     The shares of Susquehanna common stock deemed to be owned beneficially by each director, each nominee for election to the office of director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and by all directors, nominees and executive officers as a group as of February 29, 2000, is set forth in the following table. On February 29, 2000, none of the individuals named in the following table beneficially owned more than 1% of Susquehanna's outstanding shares of common stock, except Mr. Wimmer, who beneficially owned 4.636%. On that date, all of the directors, nominees and executive officers as a group owned beneficially 7.261% of Susquehanna's outstanding common stock.

--------------------------------------------------------------------------------
                                       Nature and Amount of Beneficial Ownership
Name of Beneficial Owner                    of Susquehanna Common Stock(1)
--------------------------------------------------------------------------------
James G. Apple(5)(8)                                    40,697
Robert S. Bolinger(2)(8)                                82,840
Richard M. Cloney(8)                                    31,534
Trudy B. Cunningham                                      1,206
John M. Denlinger                                       50,113
Gregory A. Duncan(8)                                    20,450
Owen O. Freeman, Jr.(6)                                 90,297
Henry H. Gibbel(2)(3)(8)                               190,312
Marley R. Gross                                          3,961
T. Max Hall(4)(8)                                       13,556
Edward W. Helfrick(8)(9)                               253,066
C. William Hetzer, Jr.(8)                               10,750
Drew K. Hostetter                                        1,328
Guy W. Miller, Jr.                                       5,470
George J. Morgan(2)                                     11,879
Clyde R. Morris                                         38,681
William J. Reuter(8)                                    24,196
Roger V. Wiest(2)(8)                                    35,800
Michael J. Wimmer(2)(7)                              1,829,071
--------------------------------------------------------------------------------
All Directors, Nominees and
Executive Officers as a Group(10)                    2,864,904
--------------------------------------------------------------------------------

(1) Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)  Nominee for three year term expiring in 2003.
(3) Mr. Gibbel has sole beneficial ownership with respect to 151,351 shares and shares beneficial ownership with his wife with respect to 24,327 shares. Mr. Gibbel's wife has sole beneficial ownership of 13,884 shares. Mr. Gibbel is also an officer and director of Gibbel Foundation, Inc., Penn Charter Mutual Insurance Co. and Lititz Mutual Insurance Co. These three organizations hold 7,030 shares, 28,125 shares and 244,687 shares, respectively, to which Mr. Gibbel disclaims beneficial ownership.
(4) Mr. Hall has sole beneficial ownership of 8,857 shares. In addition, 3,949 shares are held in a Keogh Plan for the benefit of Mr. Hall.

(5) Mr. Apple has sole beneficial ownership with respect to 14,045 shares. In addition, 25,902 shares are held in trust under the John A. Apple, Deceased, Marital Trust, with respect to which Mr. Apple shares beneficial ownership.
(6) Mr. Freeman has sole beneficial ownership with respect to 84,815 shares. In addition, he shares beneficial ownership of 5,482 shares with children and grandchildren.
(7) Mr. Wimmer has sole beneficial ownership with respect to 826,000 shares, and shares beneficial ownership with his wife with respect to 8,116 shares. He also holds 118,000 shares as custodian for a child. Mr. Wimmer's wife has sole beneficial ownership of 826,000 shares. In addition, 50,955 shares are held by Hann & Co., of which Mr. Wimmer is a principal.
(8) Includes shares issuable upon the exercise of stock options granted under Susquehanna's Equity Compensation Plan to purchase shares of stock which are exercisable or will become exercisable on or before April 30, 2000.
(9) Mr. Helfrick's term expires in 2000. He will be retiring from the Board of Directors as of the Annual Meeting. Mr. Helfrick has sole beneficial ownership of 252,316 shares, and a currently exercisable option to purchase an additional 750 shares. Options granted but not yet vested to purchase 8,250 shares not included in the table will become fully exercisable at his retirement.
(10) Includes 158,294 shares issuable upon the exercise of stock options which are presently exercisable or will become exercisable on or before April 30, 2000.


                              ELECTION OF DIRECTORS

General

     Susquehanna's Board of Directors currently consists of 16 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

     At the Annual Meeting, five persons will be elected to the Class of 2003. The candidates nominated who receive the highest number of votes will be elected. In the election, you will be entitled to cast one vote for each share held by you for each of the five candidates, but will not be entitled to cumulate your votes.

     The Board of Directors has nominated five members to the Class of 2003. Any holder of Susquehanna common stock may make additional nominations for election to the Board of Directors. Each nomination must be made in writing and delivered or mailed to Susquehanna's President not less than 14 days prior to the Annual Meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

     .    the name and address of each proposed nominee;

     .    the principal occupation of each proposed nominee;

     . the total number of shares of Susquehanna capital stock that will be voted by the notifying shareholder for the proposed nominee;

     .    the name and residence address of the notifying shareholder; and

     . the number of shares of Susquehanna capital stock owned by the notifying shareholder.

The Class of 2003

     The Board of Director's nominees for the Class of 2003 are Robert S. Bolinger, Henry H. Gibbel, George J. Morgan, Roger V. Wiest and Michael J. Wimmer. Messrs. Bolinger, Gibbel, Morgan and Wiest are currently directors of Susquehanna.

     Mr. Wimmer is currently the President and Chief Executive Officer of Boston Service Company, Inc. (t/a Hann Financial Service Corporation), a wholly-owned subsidiary of Susquehanna acquired on February 1, 2000. He joined Hann in 1976 and assumed his current position in 1990.

     Mr. Wimmer has also been a member of the Board of Directors of Susquehanna Bancshares East, Inc. since 1997 and Equity Bank, National Association, since 1985, both of which are also wholly-owned subsidiaries of Susquehanna. He is currently the Chairman of the Executive Loan Committee and the past Chairman of the Personnel Committee at Equity Bank, National Association.

     Mr. Wimmer has been an active member of the National Vehicle Leasing Association and currently serves as a member of its New York Legislative Committee. He is also an active associate member of the New Jersey Bankers' Association and the New Jersey Automobile Dealers' Association.

     In the absence of instructions to the contrary, proxies will be voted in favor of the election of the Board of Directors' nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for substitute nominee(s) chosen by the Board. The Board of Directors has no present knowledge that any of the nominees will be unavailable to serve.

Biographical Summaries of Directors and Nominees

     The name and age of each nominee and continuing director of Susquehanna, as well as their business experience (including their principal occupation and the period during which he or she has served as a Susquehanna director), is set forth in the following table:

---------------------------------------------------------------------------------------------------------------------
                                                    Business Experience
                                        Including Principal Occupation for Past Five     Director     Present Term
            Name               Age                         Years                          Since          Expires
---------------------------------------------------------------------------------------------------------------------
Robert S. Bolinger*             63    Chairman of the Board and CEO,                       1982           2000
                                      Susquehanna; Chairman, Farmers First Bank;
                                      Chairman, Susquehanna Bancshares South, Inc.;
                                      President and CEO, Susquehanna Bancshares East,
                                      Inc.; Chairman, Susque-Bancshares Life
                                      Insurance Company, Inc.

Henry H. Gibbel*                65    President and CEO, Lititz Mutual Insurance Co.       1982           2000
                                      & Penn Charter Mutual Insurance Co. (Insurance
                                      Companies)

George J. Morgan*               69    President, Morgan, Hallgren, Crosswell & Kane,       1982           2000
                                      P.C. (Law Firm)

Roger V. Wiest*                 59    Managing and Senior Partner, Wiest, Saylor,          1992           2000
                                      Muolo, Noon & Swinehart (Law Firm)


---------------------------------------------------------------------------------------------------------------------
                                                    Business Experience
                                        Including Principal Occupation for Past Five     Director     Present Term
            Name               Age                         Years                          Since          Expires
---------------------------------------------------------------------------------------------------------------------
Michael J. Wimmer*              47    President and Chief Executive Officer, Boston         --             --
                                      Service Company, Inc. (Automobile Financing
                                      Company)

James G. Apple                  64    President, Butter Krust Baking Co., Inc.             1992           2001
                                      (Baking Company)

Richard M. Cloney               58    Vice President, Susquehanna; Executive Vice          1985           2001
                                      President, Farmers First Bank; President,
                                      Susque-Bancshares Leasing Co., Inc.; President
                                      and CEO, Susquebanc Lease Co.

Trudy B. Cunningham             57    Associate Dean of Engineering, Bucknell              1998           2001
                                      University

John M. Denlinger               60    Retired; Division Manager, Denlinger Building        1985           2001
                                      Materials, a Division of Carolina Holdings,
                                      Inc. (Building Material Manufacturer));
                                      President, Denlinger, Inc. (Building Material
                                      Manufacturer)

Marley R. Gross                 67    President, Marley R. Gross Ford, Inc.                1995           2001
                                      (Automobile Dealership)

T. Max Hall                     65    Attorney and Managing Partner, McNerney, Page,       1986           2001
                                      Vanderlin and Hall (Law Firm); Chairman of the
                                      Board, Data Papers, Inc. (Printing Company);
                                      Chairman of the Board, Data Papers, Inc. of
                                      North Carolina, Inc. (Printing Company)

Clyde R. Morris                 71    Chairman of the Board, First American National       1999           2001
                                      Bank of Pennsylvania; President, Morris
                                      International, Inc. (Farm Equipment Dealership)

C. William Hetzer, Jr.          68    President, C. William Hetzer, Inc.                   1989           2002
                                      (General Contractor)

Owen O. Freeman, Jr.            65    Chairman of the Board, First Capitol Bank            1999           2002

Guy W. Miller, Jr.              54    President, Homes by Keystone, Inc. (Modular          1999           2002
                                      Homes Manufacturer)

William J. Reuter               50    President, Susquehanna; President, Susquehanna       1999           2002
                                      Bancshares South, Inc.; President and Chief
                                      Executive Officer, Susquehanna Bank; Chairman,
                                      President and CEO of Farmers & Merchants Bank
                                      and Trust
---------------------------------------------------------------------------------------------------------------------

* The Board of Director's nominees for election at the Annual Meeting for terms expiring 2003.

     Messrs. Gibbel, Morgan, Denlinger and Bolinger are directors of Farmers First Bank, a Susquehanna subsidiary, and have been directors of that bank for more than five years. Messrs. Apple and Wiest are directors of First National Trust Bank, a Susquehanna subsidiary, and have been directors of that bank for more than five years. Ms. Cunningham has been a director of First National Trust Bank since 1996. Mr. Miller has been a director of Citizens National Bank of Southern Pennsylvania, a Susquehanna subsidiary, since 1996. Mr. Hall is a director of Williamsport National Bank, a Susquehanna subsidiary, and has been a director of that bank for more than five years. Mr. Reuter has been a director of Farmers & Merchants Bank and Trust, a Susquehanna subsidiary, for more than the past five years. He has also been a director of Susquehanna Bank, a Susquehanna subsidiary, since 1997. Mr. Gross was formerly a director for more than five years of Spring Grove National Bank, a Susquehanna subsidiary which was merged into Farmers First Bank in 1996. Mr. Hetzer is a director of Farmers & Merchants Bank and Trust and has been a director of that bank for more than five years. Mr. Morris is a director of the First American National Bank of Pennsylvania, a Susquehanna subsidiary, and has been a director of that bank for more than five years. Mr. Freeman is a director of First Capitol Bank, a Susquehanna subsidiary, and has been a director of that bank for more than five years. Mr. Wimmer is a director of Boston Service Company, Inc. (t/a Hann Financial Service Corporation), a Susquehanna subsidiary acquired on February 1, 2000, and has been a director of that corporation for more than five years. Messrs. Bolinger and Reuter were also appointed directors of Hann in 2000. Messrs. Bolinger, Cloney, Denlinger, Morgan and Reuter also serve as directors of Susquehanna Bancshares South, Inc., a Susquehanna subsidiary. Messrs. Bolinger, Denlinger, Morgan and Wiest also serve as directors of Susquehanna Bancshares East, Inc., a Susquehanna subsidiary. Messrs. Bolinger and Cloney are also directors of Susque-Bancshares Leasing Co., Inc., Susquehanna Lease Co. and Susque-Bancshares Life Insurance Company, Inc., all Susquehanna subsidiaries. Messrs. Bolinger, Hall, Denlinger, Gibbel and Reuter are also directors of Valley Forge Asset Management Corp., a Susquehanna subsidiary acquired in March of 2000. Mr. Bolinger has also served as a director of First Capitol Bank since 1999.

     All of the directors of Susquehanna are outside directors except Messrs. Bolinger, Cloney, Reuter and Freeman, and if elected, Mr. Wimmer.

Board Committees and Meetings

     Susquehanna's Board has two standing committees, an Audit Committee and a Compensation Committee, both of which were established in 1987. The members of both committees are all outside directors. The Board of Directors has no other standing committees. It operates as a committee of the whole for all other matters including nominations.

     Audit Committee

     The principal purposes of the Audit Committee are to meet with Susquehanna's independent accountants and:

     .    review the scope and results of Susquehanna's annual audit; and

     . review information pertaining to internal auditing and Susquehanna's systems of internal controls.

     The directors presently serving on the Audit Committee are Messrs. Apple, Hall, Miller and Wiest. The Audit Committee met four times during 1999.

     Compensation Committee

     The principal purposes of the Compensation Committee are:

     .    to review and approve key executive salary and salary policy;

     . with respect to Susquehanna's Chief Executive Officer, to determine the salary and criteria for that office;

     .    to administer Susquehanna's Equity Compensation Plan;

     . to approve participants in Susquehanna's Executive Deferred Income Plan; and

     . to review and approve the design of any new supplemental compensation programs applicable to executive compensation.

     The directors presently serving on the Compensation Committee are Messrs. Denlinger, Gibbel, Hall, Hetzer, Jr. and Morgan. The Compensation Committee met five times during 1999.

     Meetings

     Susquehanna's Board met nine times during 1999. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which they served that were held in 1999 during the period when they served as a director, except that Mr. Helfrick attended 64% of the total meetings of the Board of Directors and committees of the Board on which he served.


                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Report of the Compensation Committee

     The Compensation Committee of Susquehanna's Board is composed entirely of independent outside directors. The Committee is charged with responsibility for:

     . assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and

     . developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

     Overall Policy

     Susquehanna's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna's success in meeting specified performance goals and to appreciation in its stock price. The overall objectives of this strategy are:

     .    to attract and retain the best possible executive talent;

     . to motivate executives to achieve the goals inherent in Susquehanna's business strategy;

     . to link executive and shareholder interests through equity based plans; and

     . to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Committee conducts a review of Susquehanna's executive compensation program. The Committee believes that Susquehanna's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna's performance and its executive compensation in the context of the compensation programs of other companies.

     The Committee determines the compensation for the Susquehanna officers designated as participants in Susquehanna's long term incentive plan, set forth in more detail below. This includes all individuals whose compensation is set forth in the "Summary Compensation Table" which follows. The Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than that of Susquehanna's Chief Executive Officer), the Committee solicits and considers the views of Mr. Bolinger.

     The key elements of executive compensation consist of:

     .    base salary;

     .    annual incentive bonus; and

     . long term compensation through ownership interests in Susquehanna granted or awarded under the Equity Compensation Plan.

     The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Bolinger, Susquehanna's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

     Section 162(m) of the Internal Revenue Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year. Because the compensation paid to Susquehanna's most highly compensated officer amounted to $431,226, which is substantially below the $1 million threshold called for in Section 162, the Committee has not adopted a formal policy on awarding compensation in excess of this threshold.

     Base Salaries

     Base salaries for new executive officers are initially determined by:

     . evaluating the responsibilities of the position held and the experience of the individual; and

     . reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by:

     . evaluating the performance of Susquehanna and of each executive officer; and

     . taking into account new responsibilities (in the case of executive officers with responsibility for a particular business unit, the unit's financial results are also considered).

     In conducting its deliberations, the Committee makes use of an executive compensation survey prepared by nationally recognized consultants on executive compensation matters. The 1999 survey analyzed compensation paid to executives at participating financial institutions with assets between $100 million and $5 billion.

     The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna's management program. The Committee then established a range around the midpoint, with 80% of the midpoint as the minimum and 120% of the midpoint as the maximum.

     The salaries of Susquehanna's principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within the midpoint range. Accordingly, salaries which are established by the Committee may slightly exceed or fall below the median range. Mr. Bolinger's salary falls within the range established for the position he occupies.

     In evaluating an executive officer's performance, the Committee looks to his/her accomplishments (which are based on qualitative and quantitative measures) and the results produced by the executive officer (which are based on quantitative measures). In determining accomplishments and results, the Committee considers the following corporate and business unit performance factors:

Corporate Performance Factors:

 .    the earnings growth of Susquehanna and the subsidiary with which the executive officer serves

 .    the asset growth of Susquehanna and the subsidiary with which the executive officer serves

 .    the ability of the executive officer to demonstrate management skills


Business Unit Performance Factors:

 .    the revenues of the business unit for which the executive officer has responsibility

 .    the business unit's growth in earnings and development of new products or lines of business

 .    the business unit's results expressed in terms of savings realized or efficiencies achieved

     In determining the quantitative measures, the Committee looks, in part, to the Uniform Bank Performance Results which is published quarterly by the Federal Financial Institution Examination Council. This material measures and compares each Susquehanna bank subsidiary against other banks in its peer group in over 40 different financial areas. The peer groups used include banks between $100 million and $300 million in size and between $500 million and $1 billion in size. The basis for the bank's performance in these areas in relation to the business unit and the bank in which the executive serves allows the Committee to assess that individual's and his or her business unit's quantitative success.

     A majority of the financial institutions participating in the salary survey are included in the line of business group which is indexed in Susquehanna's Stock Price Performance Graph set forth in this Proxy Statement. All of the financial institutions which are indexed in the Stock Price Performance Group are reported in the Uniform Bank Performance Results.

     In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the members of the Committee are permitted to assign a weight and importance to each factor as they, in their discretion, deem appropriate.

     In determining the compensation package to be awarded to Messrs. Bolinger, Cloney, Reuter and Duncan, the Committee did not attach particular weight to their employment agreements with Susquehanna, other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. Base salary adjustments for all executive officers other than Mr. Bolinger were determined by the Committee in consideration of the salary survey and the performance factors for Susquehanna and each executive officer as discussed above, and upon the recommendations and performance evaluation provided by Mr. Bolinger.

     With respect to the base salary granted to Mr. Bolinger in 1999, the Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna's success in meeting its return on equity and other financial goals in 1998, the performance of Susquehanna common stock and the assessment by the Committee of Mr. Bolinger's individual performance. The Committee also took into account the longevity of Mr. Bolinger's service to Susquehanna and Farmers First Bank and its belief that Mr. Bolinger is a representative of Susquehanna and Farmers First Bank to the public by virtue of his stature in the community and the industry. Mr. Bolinger was granted a base salary of $400,000 for 1999, an increase of 5.26% over his $380,000 base salary for 1998.

     Annual Bonus

     Each Susquehanna subsidiary maintains an annual cash bonus program in which all persons employed by that subsidiary on a certain date are eligible to participate. The amount of the bonus is generally determined based upon utilization of a "performance bonus calculation" which is a formula relationship based on return on average assets and net income growth for the subsidiary and return on average capital and earnings per share growth for Susquehanna that produces a "performance bonus percentage." In general, the subsidiary employees' performance bonus percentage is based 50% on the performance of their respective subsidiary and 50% on the performance of Susquehanna, while Susquehanna employees' performance bonus is based 100% on the performance of Susquehanna. A "performance bonus percentage" is adopted by the Board of Directors of each subsidiary and Susquehanna and uniformly applied to the salaries of each eligible employee. This performance bonus program resulted in no bonuses for 1999.

     A special 7% bonus was declared for all of Susquehanna's and its subsidiaries' employees (excluding executive and senior management) employed on certain dates for extraordinary efforts during 1999. Both executive and senior management will be excluded from this bonus. Consequently, Mr. Bolinger will not be paid a bonus under this program.

     Equity Compensation Plan

     The Equity Compensation Plan is administered and interpreted by the Committee. After receiving recommendations from management, the Committee has the sole authority to determine:

     . the persons to whom options and/or awards will be granted under the plan;

     .    the type, size and terms of the options granted under the plan;

     . the time when the options and/or awards will be granted and the duration of the exercise period; and

     .    any other matters arising under the plan.

     Awards under the plan may consist of incentive stock options, non-qualified stock options, restricted stock grants, phantom stock rights and stock appreciation rights. All grants are subject to the terms and conditions set forth in the plan and to other terms and conditions consistent with the plan as the Committee deems appropriate and as are specified by the Committee to the designated individual in his or her respective Grant Letter. The Committee must approve the form and provisions of each Grant Letter to an individual.

     Officers, employee directors and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the plan. Non-employee directors do not participate in the plan beyond an initial grant of an option to acquire 11,250 shares to each present and newly added director. Non-employee directors receive a grant of an option to purchase 2,250 shares in their first year of participation in the plan, and 2,250 shares in each of the next following years (up to a total, aggregate grant of 11,250 shares). The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. As of April 24, 2000, approximately 20 senior officers were eligible to participate in the plan. After receiving recommendations from Susquehanna management, the Committee selects the persons to receive grants and determines the number of shares of Susquehanna common stock subject to a particular grant. No grantee may receive options, stock appreciation rights, phantom stock rights or restricted stock awards for more than 450,000 shares of Susquehanna common stock for any calendar year.

     On May 29, 1999, additional non-qualified stock options to acquire 294,117 shares were granted to directors and officers of Susquehanna under this plan. Of this total, 53,248, 13,087, 26,189, 22,280 and 22,472 stock options were granted to Messrs. Bolinger, Cloney, Reuter, Hostetter and Duncan, respectively.

     Conclusion

     Through the programs described above, a significant portion of Susquehanna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1999, as in previous years, performance-based variable elements played a major role in the Committee's executive compensation determinations, including those relating to Mr. Bolinger. The Committee intends to continue the policy of linking executive compensation to Susquehanna's performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

     The Susquehanna Bancshares, Inc. Compensation Committee:

             John M. Denlinger               C. William Hetzer, Jr.
             Henry H. Gibbel                 George J. Morgan
             T. Max Hall

Compensation of Directors

     Directors currently receive an annual fee of $5,000 and a payment of $800 for attendance at each Board of Directors' meeting except telephonic meetings, where the compensation is $250. Directors are paid $800 for each committee meeting that they attend, unless the committee meets on the day of a meeting of the entire Board, in which case the fee is $250. Directors are also entitled to receive stock option grants pursuant to Susquehanna's Equity Compensation Plan as discussed above.

Summary Compensation Table

     The following table is a summary of the compensation for the years 1999, 1998 and 1997 awarded or paid to, or earned by, Susquehanna's Chief Executive Officer and its four other most highly compensated executive officers in 1999.

-----------------------------------------------------------------------------------------------------------------------------------
                                                         Annual Compensation                   Long Term Compensation
                                                                              Other
                                                                             Annual        Stock
                                                                             Compen-      Options       LTIP         All Other
      Name         Principal Position    Year      Salary(1)     Bonus(2)    sation(3)   Granted(4)   Payouts(5)   Compensation(6)
-----------------------------------------------------------------------------------------------------------------------------------
Robert S.          Chairman and Chief    1999      $393,846      $     -      $10,250      53,248      $     -         $4,800
Bolinger           Executive Officer     1998       376,610       33,895        9,800      59,420            -          4,800
                   of Susquehanna        1997       366,227       71,750       13,200      13,872       32,288          4,800

Richard M.         Vice President of     1999       $262,908      $     -      $10,000      13,087      $17,101        $4,800
Cloney             Susquehanna           1998        258,848       23,296        9,000       5,625       34,201         4,800
                                         1997        254,330       28,994       12,700       6,903       13,389         4,800

William J.         President of          1999       $242,981      $     -      $ 5,650      26,189      $     -        $4,800
Reuter             Susquehanna;          1998        231,923       20,873            -      14,516            -         4,800
                   President of          1997        213,846       35,529            -       4,653        3,539         4,800
                   F & M; President
                   of Susquehanna
                   South; President
                   of Susquehanna Bank

Drew K. Hostetter  Senior Vice           1999       $160,392                         -      22,280                     $4,800
                   President,            1998        134,850      $     -            -      13,398      $     -         4,426
                   Treasurer and         1997        111,234       12,137            -      11,250                      3,237
                   Chief Financial                                 22,681                                     -
                   Officer of
                   Susquehanna                                                                               -

Gregory A.         Executive Vice        1999       $160,389      $     -      $21,263      22,472      $ 6,423        $4,800
Duncan             President of          1998        139,603       12,564            -       8,250       12,846         4,800
                   Susquehanna           1997        128,462       12,075            -       4,653        3,649         3,854

-----------------------------------------------------------------------------------------------------------------------------------

 (1) Includes salary deferred by the named executive under Susquehanna's Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.
(2) Includes bonus deferred by the named executive under Susquehanna's Executive Deferred Income Plan. Payment of such bonus is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.
 (3) Includes fees paid to the named executive for services as a director of Susquehanna or its subsidiaries including fees the named executive has elected to defer under Susquehanna's Executive Deferred Income Plan or its predecessor plan, the Directors' Deferred Compensation Plan. Payment of such fees is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan. Also included under this heading are the moving expenses of $21,263 paid to Mr. Duncan.
(4) Represents number of shares of Susquehanna common stock pertaining to options granted under the Equity Compensation Plan discussed below under the heading "Stock Option Grants."
(5) Represents payments under Susquehanna's Performance Award Plan for the "earnout periods" as defined in the plan running from January 1, 1992 through December 31, 1994 and January 1, 1995 through December

     31, 1997. Payments under this plan are made in three installments with one-half of the amount earned payable on or before June 1 of the calendar year commencing immediately following the conclusion of the earnout period and the remaining one-half paid in two equal installments over the next two years. No awards under this plan have been approved since the adoption of Susquehanna's Equity Compensation Plan.
(6) Represents payments made by Susquehanna into the Susquehanna 401(k) Plan on behalf of each participant, as more fully discussed below under the heading "Description of Certain Employment Contracts and Plans."

Stock Option Grants

     The following table sets forth information concerning the individual grants of options to purchase Susquehanna's commons stock made to the named executive officers in 1999:

                                                                                              Potential Realizable
                                                                                              --------------------
                               Number of        % of Total                                   Value at Assumed Annual
                               ---------        ----------                                   -----------------------
                               Securities        Options                                          Rates of Stock
                               ----------        -------                                          --------------
                               Underlying       Granted to                                    Price Appreciation for
                               ----------       ----------                                    ----------------------
                                Options        Employees in       Exercise    Expiration           Option Term
                                -------        ------------       --------    ----------           -----------
          Name                  Granted        Fiscal Year          Price        Date           5%             10%
          ----                  -------        -----------          -----        ----           --             ---

Robert S. Bolinger               53,248           18.1%            $18.19     5-30-2009       $609,135     $1,543,669
Richard M. Cloney                13,087            4.4%             18.19     5-30-2009        149,710        379,394
William J. Reuter                26,189            8.9%             18.19     5-30-2009        299,592        759,224
Gregory A. Duncan                22,472            7.6%             18.19     5-30-2009        257,071        651,467
Drew K. Hostetter                22,280            7.6%             18.19     5-30-2009        254,874        645,901

     These awards were made pursuant to Susquehanna's Equity Compensation Plan. Under this plan, the exercise price of Susquehanna common stock subject to a non-qualified stock option is the fair market value of Susquehanna's common stock on the date the option is granted. The fair market value of a share of Susquehanna's common stock is the last reported sale price on the date of the grant, or if there were no trades on that date, the latest preceding date upon which a sale was reported. The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of grant and one-third on the fifth anniversary of the date of the grant.

     The dollar gains in the above table result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Susquehanna's common stock. The gains reflect a future value based upon growth at these prescribed rates.

     It is important to note that options have value to recipients, including the listed executive officers, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

     The following table sets forth information concerning unexercised stock options held by the named executive officers as of December 31, 1999. None of the named executive officers exercised any options in 1999.

                     Number of Securities Underlying     Value of Unexercised
                     -------------------------------     --------------------
                           Unexercised Options           In-the-Money Options
                           -------------------           --------------------
          Name           Exercisable/Unexercisable     Exercisable/Unexercisable
          ----           -------------------------     -------------------------

Robert S. Bolinger            35,728 / 156,382            $62,945 / $125,896
Richard M. Cloney             22,524 / 49,954              44,988 / 89,977
William J. Reuter             14,553 / 60,505              28,512 / 57,024
Gregory A. Duncan             12,624 / 46,664              22,956 / 45,913
Drew K. Hostetter                  0 / 46,928                   0 / 0

Description of Certain Employment Contracts and Plans

     Executive Employment Contracts

     Susquehanna has employment contracts with Messrs. Bolinger and Cloney which will expire on February 28, 2001. The contracts provide for base salaries in 2000 of $400,000 for Mr. Bolinger and $264,200 for Mr. Cloney. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Farmers First Bank. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months.

     The employment contracts may be terminated by Susquehanna if the officer is responsible for a loss to Susquehanna or Farmers First Bank in excess of Farmers First Bank's loan loss reserve or for actions bringing discredit to the business reputation or goodwill of Farmers First Bank. Upon any termination described above, the officer will be entitled to receive the base salary and all other benefits provided by the contract for a period of one year reduced, however, by any compensation received, during the period, from any other employment entered into. Following any such termination, Susquehanna may require the officer to perform his duties under the contract for up to three months and hold himself reasonably available for advice and consultation for an additional period of nine months.

     In addition, the officer may terminate the contract on two months' notice to Susquehanna. Susquehanna may terminate the contract immediately for breach of the contract by the officer, upon a felony conviction of the officer or on commission by the officer of a material fraudulent act against Susquehanna or Farmers First Bank. If Susquehanna terminates the contract for any reason other than those set forth above, or if the officer resigns upon being reduced to a position of materially lesser authority, stature or responsibility, the officer will be entitled to a lump sum payment of the amounts he would have received under the contract for the balance of its term plus the value of other benefits to which he was entitled under the agreement.

     Susquehanna's Board has approved three-year employment contracts with Messrs. Reuter and Duncan which will terminate, unless renewed, in 2003. The contracts provide for base salaries in 2000 of $260,000 for Mr. Reuter and $215,000 for Mr. Duncan. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Susquehanna. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months. The employment contracts may be terminated by the officer on two months' notice to Susquehanna. Susquehanna may terminate the contracts immediately for cause.

     The employment contracts for Messrs. Reuter and Duncan also provide certain relief in the event of a change of control. Each may terminate his employment within twelve months following a change of control of Susquehanna if there occurs an adverse change in his respective circumstances (as set forth in his respective employment contracts). If the officer's employment is terminated due to a change of control, the officer will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate in effect prior to any reduction which led to his termination, times the number of months otherwise remaining under the contract, plus the value of any benefits which would have accrued if his employment was not terminated.

     Change of Control Plans

     Susquehanna adopted a Key Employee Severance Pay Plan in 1999. The purpose of the plan is to alleviate financial hardships which may be experienced by senior executives and other key employees of Susquehanna whose employment is terminated under specified circumstances within one year of a change of control of Susquehanna and to reinforce and encourage the continued attention and dedication of those senior executives and other key employees to their assigned duties without distraction from a potential change of control. Of the executive officers named in the Summary Compensation Table, only Mr. Hostetter is included under the plan.

     The plan provides that if a participant in the plan is terminated under certain circumstances within one year following a change of control as defined in the plan, he or she will receive a lump sum payment in an amount equal to one and one-half times his or her compensation within 15 days after such termination, and for a one year period after such termination, be entitled to receive certain benefits and perquisites which comparable employees of the company are eligible to receive under plans or programs in effect as of the date of his or her termination.

     Additionally, each of Susquehanna's Performance Award Plan, Equity Compensation Plan and Executive Deferred Income Plan contains change of control provisions. Under the Performance Award Plan, 100% of the "target award" applicable to a then-current "earnout period" (both as defined in the plan) becomes due and payable to each participant upon a change of control as defined in the plan. The target award is deemed earned and immediately payable in full with the same force and effect as if all performance criteria had been achieved for the entire earnout period, whether or not such is the case. In the event of a change of control of Susquehanna as defined under the Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable, and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited will immediately lapse. In the event of a change of control as defined under the Executive Deferred Income Plan, each participant in the plan who voluntarily terminates his or her employment in connection with such change of control will receive the amount of any remaining unpaid vested benefits credited to his or her account.

     Pension Plans

     Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a defined benefit pension plan (the "Retirement Income Plan") under which benefits are determined by "Final Average Compensation" as defined below. This plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year's service in which 1,000 hours are worked. All participants in predecessor plans maintained by Susquehanna's subsidiaries as of January 1, 1989 became members of the Retirement Income Plan effective that date.

     Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a Social Security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

     Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

     Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan ("Supplemental Plan") which will provide for benefits lost under the Retirement Income Plan on account of Internal Revenue Code provisions which limit the compensation and benefits under a qualified retirement plan. Selected participants of the Retirement Income Plan, including Messrs. Bolinger, Cloney, Reuter, Hostetter and Duncan, are eligible for benefits under the Supplemental Plan.

     Effective January 1, 1998, Susquehanna converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan. All employees who were participants in the Retirement Income Plan had the value of their benefit under that plan converted into an opening Cash Balance Account under the Cash Balance Pension Plan.

     Employees age 55 and older with 10 or more years of service as of January 1, 1998, were "grandfathered" and will receive a benefit no less than the amount determined under the plan provisions in effect December 31,

1997. Messrs. Bolinger and Cloney are included in this group and currently their benefits are more favorable under the Retirement Income and Supplemental Plans. Messrs. Reuter, Hostetter and Duncan were not grandfathered.

     Normal retirement under the Cash Balance Pension Plan is age 65. Reaching age 55 with 15 years of service attains early retirement. The benefit equals the annuitized value of the participant's Cash Balance Account as of the retirement commencement date.

     The annual benefits under both the Retirement Income and the Supplemental Plans upon normal retirement in 1999 at age 65 to persons in specified salary classifications, assuming election by the employee of payment only in the form of a life annuity, is set forth below. Amounts shown in the table are not subject to offset for social security or other benefits received by the participants.

                                  Years of Service at Retirement
                 ---------------------------------------------------------------
Final Average          15          20           25           30          35
Compensation           --          --           --           --          --
------------
  $125,000           $35,021    $ 46,694     $ 58,368     $ 58,368    $ 58,368
   150,000            42,521      56,694       70,868       70,868      70,868
   175,000            50,021      66,694       83,368       83,368      83,368
   200,000            57,521      76,694       95,868       95,868      95,868
   225,000            65,021      86,694      108,368      108,368     108,368
   250,000            72,521      96,694      120,868      120,868     120,868
   300,000            87,521     116,694      145,868      145,868     145,868
   350,000           102,521     136,694      170,868      170,868     170,868
   400,000           117,521     156,694      195,868      195,868     195,868
   450,000           132,521     176,694      220,868      220,868     220,868
   500,000           147,521     196,694      245,868      245,868     245,868

     For purposes of the Retirement Income Plan, as of December 31, 1999, Messrs. Bolinger and Cloney had 23 and 22 credited years of service respectively. Only the base salary of Messrs. Bolinger and Cloney is compensation covered under the Retirement Income Plan and Supplemental Plan. Other components of such officers' total compensation do not affect benefits payable under the plans. In 1999, Mr. Bolinger's base salary was $393,846 and Mr. Cloney's base salary was $262,908.

     The annual benefits under both the Cash Balance Pension and the Supplemental Plans upon normal retirement in 1999 at age 65 to persons in specified salary classifications is set forth below. Amounts shown in the table are not subject to offset for social security or other benefits received by the participants.

                                  Years of Service at Retirement*
                 ---------------------------------------------------------------
Final Average          15          20           25           30          35
Compensation           --          --           --           --          --
------------
  $125,000          $ 19,032    $ 27,745     $ 36,971     $ 48,336    $ 59,827
   150,000            22,839      33,294       44,366       58,006      71,795
   175,000            26,645      38,842       51,760       67,674      83,761
   200,000            30,451      44,391       59,154       77,340      95,727
   225,000            34,257      49,940       66,549       87,008     107,694
   250,000            38,064      55,490       73,942       96,675     119,656
   300,000            45,677      66,587       88,731      116,009     143,588
   350,000            53,290      77,686      103,520      135,345     167,521
   400,000            60,902      88,784      118,310      154,680     191,453
   450,000            68,515      99,881      133,095      174,014     215,383
   500,000            76,128     110,980      147,886      193,350     239,319

*Assumptions: Cash Balance Plan in effect all years; Salary scale (3%); Interest credit rate (6.5%); Interest rate for annuity conversion (8%); Mortality (GAM83 unisex).

     For purposes of the Cash Balance Pension Plan, as of December 31, 1999, Messrs. Reuter, Hostetter and Duncan had 26, 5 and 12 credited years of service respectively. Only the base salary and bonus of Messrs. Reuter, Hostetter and Duncan is compensation covered under the Cash Balance Pension Plan. Other components of such officers' total compensation do not affect benefits payable under the Cash Balance Pension Plan. In 1999, Mr. Reuter's base salary and bonus were $263,854, Mr. Hostetter's base salary and bonus were $172,529 and Mr. Duncan's base salary and bonus were $179,376.

     401(k) Plan

     Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a 401(k) plan under which employees may defer portions of their income on a pre-tax basis. The 401(k) plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year of service in which 1,000 hours are worked. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became participants in the Susquehanna 401(k) plan effective that date.

     Subject to certain limitations imposed by the Internal Revenue Service, participants under the Susquehanna 401(k) plan are allowed to defer between 1% and 15% of their compensation during the year. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) plan allows for loans and hardship withdrawals within legal limitations.

     The vested portion of matching contributions made to the 401(k) plan during 1999 was $4,800 for each of Messrs. Bolinger, Cloney, Reuter, Hostetter and Duncan and $73,316 for all executive officers as a group.

Stock Price Performance Graph

     The following graph compares for fiscal years 1994 through 1999 the yearly change in the cumulative total return to holders of Susquehanna common stock with the cumulative total return of the Nasdaq Total Return Index (the "Nasdaq Index"), a broad market in which Susquehanna participates, and of an index comprised of all publicly traded banks in asset size $1-5 billion, compiled by an independent research firm (the "Bank Index"). The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index and the Bank Index.

     The Bank Index consists of Susquehanna's bank peers relative to size as measured by total assets. It is believed that these Bank Index companies are comparable to Susquehanna in terms of size and all businesses engaged in.

                          Susquehanna Bancshares, Inc.

                                    [GRAPH]

                                                      December 31
                                                      -----------

            Index                       1994   1995   1996   1997   1998    1999
            -----                       ----   ----   ----   ----   ----    ----

Susquehanna Bancshares, Inc.           100.0  124.54 169.57 290.16 238.55 191.42
NASDAQ - Total US*                     100.0  141.33 173.89 213.07 300.25 542.43
SNL $1B-$5B Bank Asset-Size Index      100.0  134.48 174.33 290.73 290.06 266.58


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna's officers and directors, and persons who own more than ten percent of a registered class of Susquehanna's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Susquehanna believes that, during 1999, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, with the exception of Messrs. Helfrick, Hetzer and Miller, who each inadvertently did not timely file a Form 4.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Susquehanna and its subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1999, these loans totaled approximately $36 million.

     During 1999, the law firms in which directors Hall, Morgan, and Wiest are principals, received fees for legal services from Susquehanna affiliates in amounts which were less than 5% of their respective firm's gross revenues for that year.

     On February 1, 2000, in exchange for 2,360,000 shares of Susquehanna common stock, Susquehanna acquired 100% of the capital stock of Boston Service Company, Inc. (t/a Hann Financial Service Corporation), owned by Mr. Wimmer, one of Susquehanna management's nominees to the Board of Directors' Class of 2003, and certain members of his immediate family. Auto Lenders Liquidation Center, Inc., which is wholly-owned by Mr. Wimmer and his immediate family, provides automobile marketing services to Hann. Fees associated with these services for 2000 are estimated to be approximately $500,000. The agreement pursuant to which these fees will be paid was entered into on February 1, 2000 and has an initial term of two years, and may be renewed by Hann thereafter for an additional two year term, and thereafter for three additional two year terms. Upon the tenth year of the agreement, either party may terminate the agreement upon 60 days prior written notice to the other party. MTW Realty, L.L.C., a company also wholly-owned by Mr. Wimmer and his immediate family, also receive rental fees of $15,000 and $10,000 per month from Hann for leased office space located in Jamesburg and Williamstown, New Jersey, respectively. The Jamesburg and Williamstown leases both were executed on February 1, 2000 and have 15 years terms (cancelable at Hann's option at the end of tenth year upon one years prior notice). The leases both also provide for rental adjustments based on the Consumer Price Index every five years.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Susquehanna has engaged PricewaterhouseCoopers L.L.P., independent public accountants, to audit its financial statements for the year ended December 31, 1999. Susquehanna expects to engage PricewaterhouseCoopers as its independent public accountants for the year 2000. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna's shareholders.


                              SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2001 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 27, 2000, in order to be considered for inclusion in the proxy statement and form of proxy relating to such 2001 Susquehanna Annual Meeting.

                           ANNUAL REPORT ON FORM 10-K

     Upon written request to the Secretary of Susquehanna at the address set forth the top of page 3, Susquehanna will furnish without charge to any shareholder whose proxy is solicited hereby a copy of Susquehanna's Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto.

                                      By Order of the Board of Directors,

                                      /s/ Lisa M. Cavage

                                      Lisa M. Cavage
                                      Secretary

                          SUSQUEHANNA BANCSHARES, INC.

                         Annual Meeting of Shareholders
                            May 26, 2000 at 10:00 AM
                             Quality Inn and Suites
                        2363 Oregon Pike, Lancaster, PA

     Only Shareholders of Susquehanna, their proxies, and invited guests of
                  Susquehanna may attend the Annual Meeting.

                                   Directions:

From Philadelphia, New Jersey and New York:
     From the NJ turnpike, take Route 76/276 (PA turnpike). Follow PA turnpike west to Exit #21. Follow Route 222 South for about 12 miles. Exit onto Route 272/Oregon Pike. Go to the stop sign, turn left onto 272 South. Follow for about 1 1/2 miles to the first traffic light. The hotel is 100 feet ahead on the left.
From Harrisburg, Pittsburgh and Ohio:
     Follow PA turnpike (Route 76) East to Exit #19. Take Route 283 East for about 30 miles where it will join Route 30 East. Exit at Route 501/Lititz Pike. Continue straight, through the traffic light. At the next traffic light, turn left onto Route 272/Oregon Pike North. Go through 3 traffic lights. Continue for an additional 100 yards. The hotel is on the right, before the 4th traffic light.
From Baltimore, Washington, D.C. and Virginia:
     Follow Route 695 North to Route 83 North. Follow Route 83 North to York, PA. Follow Route 30 East for about 35 miles. Upon arrival of Lancaster, stay in the right lane for local exits. Follow signs to Route 272 Oregon Pike. Continue straight, through two traffic lights (Fruitville Pike and Lititz Pike). At the next traffic light, turn left onto Route 272/Oregon Pike North. Go through 3 traffic lights. Continue for an additional 100 yards. The hotel is on the right, before the 4th traffic light.
From Northern New Jersey, Bethlehem and Allentown:
     Follow Route 78/22 West through Allentown to Route 222 South. Follow Route 222 South beyond Reading toward Lancaster. Continue on Route 222 to the Route 272/Oregon Pike exit. Exit onto Route 272/Oregon Pike. Go to the stop sign, turn left onto 272 South. Follow for about 1 1/2 miles to the first traffic light. The hotel is 100 feet ahead on the left.
From Wilkes-Barre, Scranton and Binghamton, NY:
     Follow I-81 South to Lebanon, PA. Take Route 72 South toward Manheim and Lancaster. Turn left onto Route 722 East. Continue on Route 722 to Route
     272. Turn right onto Route 272 South. Follow for about 4 miles to the first traffic light. The hotel is 100 feet ahead on the left.
From Chambersburg, Hagerstown, MD and Virginia,
     Follow I-81 North to Chambersburg, PA. Take Route 30 East through Gettysburg and York toward Lancaster. Upon arrival in Lancaster, stay in the right lane for local exits. Follow signs to Route 272 Oregon Pike. Continue straight, through two traffic lights (Fruitville Pike and Lititz
     Pike). At the next traffic light, turn left onto Route 272/Oregon Pike North. Go through 3 traffic lights. The hotel is on the right before the 4th traffic light.

                          SUSQUEHANNA BANCSHARES, INC.

                          PROXY/VOTING INSTRUCTION CARD

  This proxy is solicited on behalf of the Board of Directors of Susquehanna
           Bancshares, Inc. for the Annual Meeting on May 26, 2000.

     I (We) hereby constitute and appoint James H. Shreiner and Kenneth E. Miller, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. ("Susquehanna") which I (we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Quality Inn and Suites, 2363 Oregon Pike, Lancaster, Pennsylvania on Friday, May 26, 2000, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS.
                    ---

     For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth above and on the reverse side. The Custodian shall mark the proxy as I specify. If a choice is not specified, my shares will be voted FOR the nominees
                                                               ---
for directors.

(Continued and to be dated and signed on the reverse side.)


                                              SUSQUEHANNA BANCSHARES, INC.
                                              P.O. BOX 11310
                                              NEW YORK, N.Y. 10203-0310

SUSQUEHANNA BANCSHARES, INC.

26 North Cedar Street, Lititz, PA 17543

April 24, 2000

TO OUR SHAREHOLDERS:

     On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 26, 2000. At the meeting, you will be asked to elect five members to the Board of Directors' Class of 2003 for the coming three years. We will also report on Susquehanna's 1999 business results and other matters of interest to shareholders.

     Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy voting card and the 1999 Annual Report.

     I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to complete, sign and date the attached proxy voting card and return it in the postage-paid envelope we have provided.

     I look forward to seeing you at the meeting.


Sincerely,

/s/ Robert S. Bolinger

Robert S. Bolinger
Chairman of the Board and
Chief Executive Officer

                             Detach Proxy Card Here

*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided. Such a mark will be deemed a vote "FOR" all nominees to the Class other than those listed as exceptions.)

*Exceptions
           ---------------------------------------------------------------------

  FOR all nominees  [_]   WITHHOLD AUTHORITY to vote     [_]   *EXCEPTIONS  [_]
  listed below            for all nominees listed below

1.  Election of Directors to the Class of 2003
    Nominees: Robert S. Bolinger, Henry H. Gibbel, George J. Morgan, Roger V. Wiest, Michael J. Wimmer

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


Check here if you: Plan to attend the           [_]
                   Annual Meeting

                   Have written comments        [_]
                   or change of address
                   on this card

                   Want to discontinue          [_]
                   duplicate Annual
                   Reports

Please sign exactly as your shares are issued.Joint owners should each sign. Attorneys, trustees, executors, administrators, guardians or corporate officers should state full title.

Dated: _____________________________________________________, 2000


------------------------------------------------------------------
                              Signature

------------------------------------------------------------------
                              Signature

Votes must be indicated
(x) in Black or Blue ink.  [X]

(Please sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)

                               Please Detach Here
                   You Must Detach This Portion of the Proxy
               Card Before Returning it in the Enclosed Envelope